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                                                EXHIBIT 23.1
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        CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Allegiant Bancorp, Inc.
St. Louis, Missouri

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Joint Proxy Statement/ Prospectus of Allegiant Bancorp, Inc. for the registration of 2,874,877 shares of its common stock and to the use of our report dated January 19, 2000, included therein and incorporated therein by reference, with respect to the consolidated financial statements of Allegiant Bancorp, Inc. as of December 31, 1999 and 1998 and for the two years ended December 31, 1999 included and incorporated by reference in the Registration Statement and Joint Proxy Statement/Prospectus.


/s/ Ernst & Young LLP


St. Louis, Missouri
August 28, 2000